Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of November 22, 2021 (the “Effective Date”) is between Progressive Care Inc., a Delaware corporation, and its wholly owned subsidiaries (the “Employer” or the “Company”), and Carlos Rangel an individual (“Employee”).

R E C I T A L S:

A.	Employee is knowledgeable with respect to the business of the Company.

B.	Company desires to offer employment to Employee and Employee desires to be employed by Company.

C.	Employer and Employee agree to enter into an Employment Agreement providing for the initial term set forth in Section 2 below, with one-year renewals thereafter on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1. Employment. The Company hereby employs the Head of Digital Transformation, and the Employee hereby accepts such employment, subject to the terms and conditions hereinafter set forth.

2. Term. The Agreement shall commence on the Effective Date and continue through the third anniversary thereof (the “Initial Term”). This Agreement is automatically renewable for successive terms of twelve (12) months (each a “Renewal Term”). For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Employment Period.” This Agreement will automatically renew unless either the Company or the Employee provides the other party with written notice of non-renewal at least sixty (60) days before the end of the Employment Period.

3. Duties. Employee shall be employed as the Head of Digital Transformation. Employee shall have such duties and responsibilities as are normally associated with the foregoing position and such additional duties and responsibilities as he may be reasonably assigned from time to time by the Chief Executive Officer and/or Board of Directors. The Employee agrees to serve the Company faithfully and to the best of his ability and shall devote his full time, attention, and energies to the business of the Company during customary business hours. The Employee agrees to carry out his duties in a competent and professional manner and to at all times promote the best interests of the Company. Except as expressly provided herein, the Employee shall not, during the Employment Period, engage in any other business, whether or not pursued for profit. Nothing contained herein shall be construed as preventing the Employee from investing in any other business or entity which is not in competition with the business of the Company. Nothing contained herein shall be construed as preventing the Employee from (1) engaging in personal business affairs and other personal matters, (2) serving on civic or charitable boards or committees, or (3) serving on the board of directors of companies that do not compete directly or indirectly with the Company, provided however, that none of such activities materially interferes with the performance of his duties under this Agreement and provided further that the Board of Directors approves of each such proposed appointment which approval shall not be unreasonably withheld.

4. Compensation.

(a) In consideration of the services to be rendered by the Employee hereunder, the Company agrees to pay the Employee, and the Employee agrees to accept, a Base Salary in the amount of One Hundred Thousand Dollars ($100,000) per year, subject to all required federal, state and local payroll deductions (the “Initial Base Salary”). Currently, the Company pays its employees on a bi-weekly basis.

(b) The Employee shall be eligible for an annual cash incentive bonus (“Cash Incentive Bonus”) in the amount approved by the Board of Directors and the Compensation Committee. In addition, the employee shall be eligible for additional bonus for COVID testing as recommended by the general manager and approved by the compensation committee.

(c) Employee shall receive options to purchase up to three million (3,000,000) shares (the “Options”) upon a Qualified Offering (as defined below) under and subject to all of the provisions of the Stock Option Award Agreement (the “Option Agreement”) attached as Exhibit A. As used herein, “Qualified Offering” means the closing of an underwritten offering by the Company pursuant to which (1) the Company receives aggregate gross proceeds of at least $10 million in consideration of the purchase of securities (the “Offering Securities”) or (2) the Company receives proceeds in consideration of the Offering Securities and the Common Stock becomes listed on The Nasdaq Capital Market, the New York Stock Exchange, or the NYSE MKT (the earlier to occur of (1) or (2) above, the “Qualified Offering”).

The Options will vest over a period of three (3) years with one million (1,000,000) shares vesting each year beginning on December 31, 2021. Except as otherwise set forth herein or in the Option Agreement, up to twenty-five percent (25%) of the Options will vest upon the occurrence of a Change in Control, and the vesting period will reduce from three (3) years to two (2) years if the Options are assumed in connection with a Change in Control. As used herein, “Change of Control” means (i) a bona fide transfer or series of related transfers of shares to any person or group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Corporation; or (ii) a sale of all or substantially all of the assets of the Corporation. As used herein, “Group” means any group or syndicate that would be considered a “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

In addition, upon a termination of employment without cause by the Corporation or for Good Reason (as defined below) by the Employee, up to fifty percent (50%) of the Options will accelerate and vest at the date of termination. But if either such termination occurs within twelve (12) months of a Change in Control, then the Options will accelerate and vest in full immediately upon a Change in Control. Upon a termination of employment due to death or disability, the next quarterly vesting tranche of the Options will accelerate and vest.

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(d) Except as otherwise set forth herein or in any other agreement related to the Options, shares will remain outstanding and eligible to vest for up to two (2) years, subject to the achievement of price stock milestones, upon the termination of Employee’s employment with the Company subject to the terms of Section 7 and Section 8. In addition, shares will vest at the closing price per share of the common stock on the termination date upon the termination of employment with the Company subject to terms of Section 10 below.

(e) All references to the pricing and number of Options set forth in this Section 4 will be ratably adjusted to account for any reverse stock split, combination, stock dividend or reclassification occurring since the date hereof. For the avoidance doubt, all references to the closing stock price of the Company’s common stock set forth in this Section 4 reflect any reverse stock split, combination, stock dividend or reclassification occurring since the date hereof and will not be further adjusted to account for any such event.

(f) Any payment that could result in an “excess parachute payment” within the meaning of Section 280G of the Tax Code (the “Code”), will either be paid in full or reduced, whichever ever option results in greater amount post tax treatment, so that such payment is not subject to the excise tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign tax law).

(g) The Employee shall be entitled to twenty (20) Paid Time Off (“PTO”) days during each calendar year. PTO shall be governed by the Employee Handbook.

(h) The Employee shall be entitled to Company holidays in accordance with the Company’s Employee Handbook, as amended and as published periodically by the Company.

(i) The Employee shall receive group medical and dental benefits for himself of the same type as other employees of similar rank and title of the Company. Dental and vision insurance are paid by the Employee. The Employee shall also receive such additional benefits, as per the Employee Handbook, and in accordance with the Company’s standard practices.

(j) To the extent that the Employee becomes mentally or physically disabled, as determined in accordance with Paragraph 10 of this Agreement, Employee shall receive such benefits as are provided pursuant to the Employee Handbook.

5. Business Expenses.

Employee is authorized to incur, and the Company shall pay and reimburse Employee, for all reasonable and necessary business expenses incurred in the performance of his duties hereunder, in accordance with guidelines adopted by the Board of Directors. The Company will pay and reimburse Employee for all such reasonable expenses upon the presentation by Employee, from time to time, of an itemized account of such reasonable expenditures and proper documentation thereof as evidence that such expenses have been incurred. The determination of what is fair and reasonable shall be made by the Board of Directors or their delegate.

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6. Termination by the Company for Cause.

The Company has the right to terminate Employee’s employment with cause. Termination by the Company of the Employee’s employment for cause (hereinafter referred to as “Termination for Cause), shall mean termination upon:

(i) the willful and continued failure by the Employee to substantially perform the Employee’s material duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Board, which demand specifically identifies the material duties that the Board believes that the Employee has not substantially performed; or

(ii) the willful engaging by the Employee in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(iii) the conviction of the Employee of a felony that results in the Employee being unable to substantially carry out his duties as set forth in this Agreement; or

(iv) the commission of any act by the Employee against the Company that constitutes embezzlement, larceny, and/or grand larceny; or

(v) the failure of the Employee to follow lawful and reasonable instructions from the Chief Executive Officer and/or Board of Directors.

7. Termination by the Company Without Cause. If the Company terminates Employee’s employment other than for Cause pursuant to Paragraph 6, the Company shall pay or provide the Employee, within thirty (30) days of the date of termination, with: (i) any unpaid salary earned under this Agreement prior to the date of termination; (ii) any accrued but unused PTO days prior to the date of termination; (iii) any unpaid compensation due under Paragraph 4 (b) herein; and (iv) any unpaid expense reimbursement owed to him for periods through the date of termination (collectively, the “Accrued Benefits”). In addition to the Accrued Benefits, the Company shall also provide the following:

(a)	The Company shall provide Employee three (3) months of continued payment of base salary on a bi-weekly basis. If Employee timely elects continued coverage under COBRA, the Company will pay Employee’s COBRA premiums necessary to continue Employee’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the date of termination and ending on the earliest to occur of: (i) three (3) months following the date of termination or (ii) the date Employee and Employee’s eligible dependents, if applicable, become eligible for group health insurance coverage through a new employer. In the event Employee becomes covered under another employer’s group health plan during the COBRA Premium Period, Employee must immediately notify Company of such event. To be eligible for the severance payment provided for in this Section 7, Employee must have executed and not revoked a full and complete general release of any and all claims against the Company and related persons and entities in the standard form then used by the Company (“Release”), within sixty (60) days of the date of termination. Upon making all of the applicable severance payments and benefits, except with respect to any outstanding equity compensation agreements, the Company shall have no further obligations to Employee under this Agreement or any other agreement relating to or arising out of Employee’s status as an employee of the Company (as opposed to some other status with respect to the Company, such as a shareholder or holder of a stock option).

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8. Termination by the Employee. The Employee may terminate his employment hereunder for “Good Reason,” within ninety (90) days (or shorter, as the Company’s option) of the occurrence of any of the following events: (i) a significant and material breach of this Agreement by the Company; or (ii) any failure to pay, within a reasonable amount of time, any part of the Employee’s compensation or to provide the benefits contemplated herein. The Employee shall give the Company written notice of any proposed termination for Good Reason and the Company shall have thirty (30) days from receipt of such written notice to cure any ground of termination for Good Reason, as set forth in this Paragraph. In the event of Termination by Employee for Good Reason, Company shall be obligated to pay to Employee that compensation due as if Company had terminated Employee Without Cause pursuant to Paragraph 7 of this Agreement.

9. Termination Due to Death. In the event of the Employee’s death during the Employment Period, the Employee’s employment hereunder shall immediately and automatically terminate. And the employer’s spouse will be entitled to three months of the employees’ salary in cash The Company shall have no further obligation or duty to the Employee or his estate or beneficiaries other than monies owed to Employee under Section 7 hereof.

10. Termination Due to Disability. Notwithstanding the preceding sections, the Company may terminate the Employee’s employment hereunder, upon written notice to the Employee, in the event that the Employee becomes disabled during the Employment Period. The term “disabled” is defined as any condition of either a physical or psychological nature that, even with reasonable accommodation, renders the Employee unable to perform the essential functions of the services contemplated hereunder for a period of ninety (90) days during any twelve (12) month period during the Employment Period. Employee represents that any period of disability beyond ninety (90) days would place an undue burden and hardship on the Company. Any such termination shall become effective upon mailing or hand delivery of such notice to the Employee. The Company shall have no further obligation or duty to the Employee following termination under this Paragraph, other than to pay Employee all earned compensation and benefits through the date of termination and benefits pursuant to Section 7(a) hereof and other as required by applicable law. In addition, Employee will be entitled to the lesser of (i) an additional three (3) month’s then current base salary or (ii) Employee’s then current base salary through the end of the Employment Period, following any such termination, to be paid pursuant to the Company’s normal payroll cycle. For purposes of determining the existence or nonexistence of a disability, the Employee and Company shall mutually agree to a physician. If the Employee and Company are unable to agree on a physician, the physicians selected by each shall agree on a third physician, who shall make the disability determination.

11. Non-Solicitation.

(a) Solicitation of Employees. During Employee’s employment with the Company and for a period of 12 months after termination of such employment at any time and for any reason, Employee shall not solicit, participate in or promote the solicitation of any person who was employed by the Company at the time of Employee’s termination of employment with the Company to leave the employ of the Company or, on behalf of herself or any other person, hire, employ or engage any such person. Employee further agrees that, during such time, if an employee of the Company contacts Employee about prospective employment, Employee will inform such employee that he or she cannot discuss the matter further without the consent of the Company.

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(b) Solicitation of Clients, Customers, Etc. During Employee’s employment with the Company and for a period of 12 months after termination of Employee’s employment at any time and for any reason, Employee shall not, directly or indirectly, solicit any person who during any portion of the time of Employee’s employment or at the time of termination of Employee’s employment with the Company, was a client, customer, policyholder, vendor, consultant or agent of the Company to discontinue business, in whole or in part, with the Company. Employee further agrees that, during such time, if such a client, customer, policyholder, vendor, or consultant or agent contacts Employee about discontinuing business with the Company or moving that business elsewhere, Employee will inform such client, customer, policyholder, vendor, consultant or agent that he or he cannot discuss the matter further without the consent of the Company ..

12. Non-Compete. The Company agrees to disclose to Employee and Employee agrees to receive from the Company confidential information which would provide competitors of the Company with an unfair advantage. In consideration for such disclosure by the Company, Employee agrees as follows:

(a) Competition During Employment. Employee agrees that during the term of his employment with the Company, neither he nor any of his Affiliates (Employee’s Affiliates is defined as any legal entity in which Employee directly or indirectly owns an interest) will directly or indirectly compete with the Company in any way in any business in which the Company or its Affiliates is engaged in, and that he will not act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is engaged in any business of the same nature as, or in competition with the businesses in which the Company is now engaged or in which the Company becomes engaged during the term of employment; provided, however, that this Section 12(a) shall not prohibit Employee or any of his Affiliates from purchasing or holding an aggregate equity interest of up to 10% in any publicly traded business in competition with the Company, so long as Employee and his Affiliates combined do not purchase or hold an aggregate equity interest of more than 10%. Furthermore, Employee agrees that during the term of employment, he will not accept any board of director seat or officer role or undertake any planning for the organization of any business activity competitive with the Company and Employee will not combine or conspire with any other employees of the Company for the purpose of the organization of any such competitive business activity.

(b) Competition Following Employment. In order to protect the Company against the unauthorized use or the disclosure of any confidential information of the Company presently known or hereinafter obtained by Employee during her employment under this Agreement, Employee agrees that for a period of twenty four (24) months following the termination of this Agreement for any reason, neither Employee nor any of his Affiliates, shall, directly or indirectly, for itself or himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

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i. engage or participate in any business, regardless of where situated, which engages in direct market competition with such businesses being conducted by the Company during the term of employment; or

ii. assist or finance any person or entity in any manner or in any way inconsistent with the intents and purposes of this Agreement.

Notwithstanding the foregoing, the provisions of this Section 12(b) shall not apply under the circumstances where this Agreement has been terminated by the Company without cause , if the Company ceases operations, or if this Agreement is terminated by Employee as the result of a material, uncured breach of this Agreement by the Company.

13. Indemnification

(a)	Indemnification of Employee. The Company shall, to the maximum extent permitted by law, indemnify and hold Employee harmless for any acts or decisions made in good faith while performing services for the Company. To the same extent, the Company will pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court-approved settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Employee by reason of his service as an officer or agent of the Company.

(b)	Indemnification of Company. Employee shall indemnify and hold the Company harmless for any acts or decisions made by Employee which constitute criminal acts or intentional misconduct. Employee shall pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court-approved settlements, actually and necessarily incurred by the Company in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against the Company by reason of the criminal acts or intentional misconduct of Employee.

14. Confidentiality.

(a) Proprietary Information. Employee understands and acknowledges that, during the course of his employment with the Company, Employee shall create and has created, as well as shall be granted and has been granted access to, certain valuable information relating to the business of the Company that provides the Company with a competitive advantage (or that which could be used to the disadvantage of the Company by a competitor), which is not generally known by, nor easily learned or determined by, persons outside the Company (collectively referred to herein as “Proprietary Information”) including, but not limited to: Intellectual Property, developments, the Company’s products, applications, methods, trade secrets and other intellectual property, the research, development, procedures, manuals, confidential reports, technical information, financial information, business plans, prospects of opportunities, purchasing, operating and other cost data, employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include such information that Employee can demonstrate is generally available to the public (other than as a result of a disclosure by Employee).

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(b) Duty of Confidentiality. Employee agrees at all times, both during and after Employee’s employment with the Company, (i) to hold all Proprietary Information in a confidential manner for the benefit of the Company, to reasonably safeguard all such Proprietary Information; and (ii) to adhere to any non-disclosure, confidentiality or other similar agreements to which Employee or the Company is or becomes a party or subject thereto. Employee also agrees that he shall not, directly or indirectly, disclose any such Proprietary Information to, or use such Proprietary Information for the benefit of, any third person or entity outside the Company, except to persons identified in writing by the Company. Employee further agrees that, in addition to enforcing this restriction, the Company may have other rights and remedies under the common law or applicable statutory laws relating to the protection of trade secrets.

15. Non-Disparagement. The Employee agrees that at no time during his employment by the Company or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its respective directors, officers or employees. In addition, the Company agrees that its Board of Director and executives will not disparage the Employee so long as the Employee separates from the Company in good standing and abides by all terms of this agreement and signed non-disclosure and non-compete agreements.

16. Successors; Binding Agreement. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, nor shall it be subject to attachment, execution, pledge or hypothecation, but this Agreement if Employee shall die shall inure to the benefit of and be enforceable by the Employee’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee dies during the term of this Agreement before a notice of termination is sent by either party, no amounts shall be paid to Employee’s devisee, legatee or other designee or, if there is no such designee, to Employee’s estate other than the amounts owed under Section 4 and under Section 7(i), (ii), (iii) and (iv). If Employee dies after a notice of termination has been submitted, by either party, the Agreement shall terminate according to the notice of termination and the relevant sections of this Agreement pertaining to such a termination rather than as a termination under this Section.

17. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee, and such officer as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that is not set forth in this Agreement. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law.

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18. Severance and Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

20. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreement between the parties, and may not be changed or terminated orally. No change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party to be bound; provided, however, that the Employee’s compensation and benefits may be changed at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

21. Negotiated Agreement. This Agreement has been negotiated and shall not be construed against the party responsible for drafting all or parts of this Agreement.

22. Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or received by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service providing for a signed return receipt, addressed to the Employee at the Employee’s home address set forth in the Company’s records and to the Company at the address set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

23. Governing Law and Resolution of Disputes. All matters concerning the validity and interpretation of and performance under this Agreement shall be governed by the laws of the State of Florida. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in a jurisdiction chosen by the Employer in accordance with the rules of the American Arbitration Association (“AAA”) then in effect. Arbitration will take place before a single experienced employment arbitrator licensed to practice law in Florida and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator may not modify or change this Agreement in any way. Any judgment rendered by the arbitrator as above provided shall be final and binding on the parties hereto for all purposes and may be entered in any court having jurisdiction. In any arbitration pursuant to this Paragraph 21, each party shall be responsible for the fees and expenses of its own attorney and witnesses, and the fees and expenses of the arbitrator shall be divided equally between the Company and the Employee. Employee agrees that the cost provisions of this Paragraph are fair and not unconscionable.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PROGRESSIVE CARE INC.

By:		Dated: November 22, 2021
Alan Jay Weisberg
Chief Executive Officer

EMPLOYEE

Dated: November 22, 2021
Carlos Rangel, an individual

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EXHIBIT A

Option Agreement

(See Attached)

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PROGRESSIVE CARE INC.

STOCK INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Progressive Care Inc., a Delaware corporation, (the “Company”), pursuant to its Stock Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of the Company’s common stock (the “Shares”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein, as well as in the Plan and the Stock Option Award Agreement attached hereto (the “Stock Option Agreement”), each of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Notice and the Stock Option Agreement.

Participant:		[ ]

Date of Grant:		[ ]

Vesting Commencement Date:		[ ]

Exercise Price per Share:	$	[ ]

Total Exercise Price:	$	[ ]

Total Number of Shares Subject to the Option:		[ ] shares

Expiration Date:		[ ]

Vesting Schedule:		[ ]

Type of Option: ☐ Incentive Stock Option ☐ Nonqualified Stock Option

By his or her signature and the Company’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement, and this Grant Notice. Participant has reviewed the Stock Option Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Option Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Stock Option Agreement.

PROGRESSIVE CARE INC.:	PARTICIPANT:

By:	By:
Print	Print
Name: Alan Jay Weisberg	Name: Carlos Rangel
Title: Chief Executive Officer

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PROGRESSIVE CARE INC.

STOCK INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Stock Option Award Agreement (this “Stock Option Agreement”), Progressive Care Inc., a Delaware corporation (the “Company”), has granted you (the “Participant”) as of the Date of Grant set forth in the Grant Notice, an option to purchase the number of Shares set forth in your Grant Notice (the “Option”) pursuant to the Company’s Stock Incentive Plan (the “Plan”). Capitalized terms not explicitly defined in this Stock Option Agreement or in the Grant Notice but defined in the Plan or in the Grant Notice shall have the meaning ascribed to them in the Plan or in the Grant Notice. In the event of any conflict between the terms of this Stock Option Agreement and the Plan, the terms of the Plan will control.

1. Grant of Stock Option. In consideration of the Participant’s past and/or continued employment with or service to the Company and for other good and valuable consideration, effective as of the Date of Grant set forth in the Grant Notice, the Company irrevocably grants to the Participant the Option to purchase any part or all of an aggregate of the number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Plan and this Stock Option Agreement, subject to adjustments as provided in Section 6 of the Plan.

2. Exercise Price. The exercise price of the Shares subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the Shares subject to the Option shall not be less than 100% of the Fair Market Value of a Share on the Date of Grant. Notwithstanding the foregoing, if this Option is designated as an Incentive Stock Option and the Participant is a Ten Percent Holder as of the Date of Grant, the exercise price per share of the Shares subject to the Option shall not be less than 110% of the Fair Market Value of a Share on the Date of Grant.

3. Vesting.

(a) Subject to Section 4 below, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b) No portion of the Option which has not become vested and exercisable on the date on which the service of a Participant ends shall thereafter become vested and exercisable, except as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and the Participant.

4. Timing of Exercise. Except as otherwise provided herein, the term of the Option (the “Option Term”) shall commence on the Grant Date and terminate on the date of the first to occur of the following events:

(a) If the Option is designated as an Incentive Stock Option and the Participant, at the time the Option was granted, was a Ten Percent Holder, the expiration of five (5) years from the Date of Grant;

(b) The 10th anniversary of the Date of Grant;

(c) One year following the Participant’s termination of Continuous Service Status with the Company and its Affiliates as a result of the termination of the service of a Participant by the Company or any of its Affiliates on account of death or Disability;

(d) Thirty (30) days following the Participant’s termination of service of a Participant with the Company and its Affiliates as a result of the termination of the service of a Participant by the Participant other than for Cause; and

(e) The close of business on the last business day immediately prior to the date of the Participant’s termination of service by the Company for Cause or for any reason other than those reasons set forth above.

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Upon the expiration of the Option Period, the Options, and all unexercised rights granted to Participant hereunder shall terminate, and thereafter be null and void.

5. Method of Exercise; Settlement. The Participant may exercise all or any portion of the Options, to the extent vested, by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent; provided, that, with the consent of the Administrator, in accordance with Section 6 of the Plan, the Participant may satisfy the payment of the aggregate Exercise Price of such Shares pursuant to a Cashless Transaction or through electing to have the Company withhold from the number of Shares that would otherwise be issued upon exercise of the Option the largest whole number of Shares with a Fair Market Value equal to the applicable aggregate Exercise Price payable in respect of such exercise.

6. Conditions to Issuance of Shares. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the conditions of the Plan.

7. Rights as Stockholder. The Participant shall have no rights of a stockholder with respect to the Shares subject to the Option (including the right to vote and the right to receive distributions or dividends) unless and until Shares are issued to the Participant in respect thereof in accordance with this Stock Option Agreement.

8. Stock Option Agreement Subject to Plan. This Stock Option Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Stock Option Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

9. No Rights to Continuation of Employment or Future Awards. Nothing in the Plan or this Stock Option Agreement shall confer upon the Participant any right to any future Award or to continue in the employ of the Company or any Affiliate thereof, or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment any time for any reason whatsoever, with or without cause.

10. Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant in respect of any sums required or permitted by federal, state or local tax law to be withheld with respect to the exercise of the Option; provided, that, notwithstanding the foregoing, the Administrator may permit the Participant to satisfy the applicable tax obligations with respect to the Option in accordance with the terms of the Plan.

11. Governing Law. This Stock Option Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

12. Stock Option Agreement Binding on Successors. The terms of this Stock Option Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

13. No Assignment. Except as otherwise provided under the Plan, neither this Stock Option Agreement nor any rights granted herein shall be transferable or assignable by the Participant.

14. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Stock Option Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

15. Severability. Should any provision of this Stock Option Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Stock Option Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Stock Option Agreement. Moreover, if one or more of the provisions contained in this Stock Option Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

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16. Entire Agreement. This Stock Option Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

17. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

18. Counterparts; Electronic Signature. This Stock Option Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The Participant’s electronic signature of this Stock Option Agreement shall have the same validity and effect as a signature affixed by the Participant’s hand.

19. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

20. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Stock Option Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Stock Option Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Stock Option Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

21. Notification of Disposition. If this Option is designated as an Incentive Stock Option, the Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Date of Grant with respect to such Shares or (b) within one (1) year after the transfer of such Shares to the Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

22. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the Participant’s attention at the latest mailing address on file with the Company in the Company personnel records (or to such other address as the Participant shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 400 Ansin Blvd., Suite A, Hallandale Beach, Florida 33009, Attention: Chief Operating Officer (or to such other address as the Company shall have specified to the Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

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